Cherry, Bekaert & Holland, L.L.P. The Firm of Choice	www.cbh.com Atlantic Center Plaza 1180 W. Peachtree St. – Suite 1400 Atlanta, Georgia 30309 Phone 404.209.0954 Fax 404.767.3217

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Mountain Bancshares, Inc.

Dawsonville, Georgia

We consent to the inclusion in the Form S-4 of GB&T Bancshares, Inc. filed on or about February 21, 2006 of our report dated February 25, 2005, related to the audits of the consolidated financial statements of Mountain Bancshares, Inc. as of December 31, 2004 and 2003, and for the years then ended, included herein and to the reference to our firm under the heading “Experts”.

/s/CHERRY, BEKAERT & HOLLAND, L.L.P.

Atlanta, Georgia

February 21, 2006